                                  Form U-13-60
                     Mutual and Subsidiary Service Companies


                                  ANNUAL REPORT

                                 For the Period

             Beginning January 1, 1999 and Ending December 31, 1999



                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                        CONECTIV RESOURCE PARTNERS, INC.

                          A Subsidiary Service Company




                     Date of Incorporation: January 16, 1998

    State or Sovereign Power under which Incorporated or Organized: Delaware


          Location of Principal Executive Offices of Reporting Company:

                                 800 King Street
                              Wilmington, DE 19899


          Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                           James P. Lavin, Controller
                             Accounting and Finance
                                 800 King Street
                              Wilmington, DE 19899


         Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                    Conectiv

                     INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra coupe for itself in case correspondence with reference to the report become necessary.

3. PERIOD COVERED BY REPORT. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

5. MONEY AMOUNTS DISPLAYED. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01(c)).

6. DEFICITS DISPLAYED. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210.3-01 (c) ).

7. MAJOR AMENDMENTS OR CORRECTIONS. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

12. ELECTRONIC FILERS. Electronic filers are subject to Regulation S-T and the EDGAR Filer Manual. Any rule or instruction therein shall be controlling unless otherwise specifically provided in rules or instructions pertaining to the submission format documents.

     Data that appears in tabular or columnar format shall be marked as prescribed in the EDGAR Filer Manual.

     Signatures shall be in typed form rather than manual format. See rule 13 of Regulation S-T.

LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNT

                                                       Schedule or         Page
Description of Schedules and Accounts                 Account Number      Number

COMPARATIVE BALANCE SHEET                                Schedule   I       4-5

   Service Company Property                              Schedule   II      6-7
   Accumulated Provision for Depreciation and
     Amortization of Service Company Property            Schedule   III     8
   Investments                                           Schedule   IV      9
   Accounts Receivable from Associate Companies          Schedule   V      10
   Fuel Stock Expenses Undistributed                     Schedule   VI     11
   Stores Expense Undistributed                          Schedule   VII    12
   Miscellaneous Current and Accrued Assets              Schedule   VIII   13
   Miscellaneous Deferred Debits                         Schedule   IX     14
   Research, Development, or Demonstration
     Expenditures                                        Schedule   X      15
   Proprietary Capital                                   Schedule   XI     16
   Long-Term Debt                                        Schedule   XII    17
   Current and Accrued Liabilities                       Schedule   XIII   18
   Notes to Financial Statements                         Schedule   XIV    19-20

COMPARATIVE STATEMENT OF INCOME                          Schedule   XV     21

   Analysis of Billing - Associate Companies             Account    457    22
   Analysis of Billing - Non associate Companies         Account    458    23
   Analysis of Charges for Service - Associate
     and Non associate Companies                         Schedule   XVI    24
   Schedule of Expense by Department or
     Service Function                                    Schedule   XVII   25-27
   Departmental Analysis of Salaries                     Account    920    28-29
   Outside Services Employed                             Account    923    30-33
   Employee Pensions and Benefits                        Account    926    34
   General Advertising Expenses                          Account    930.1  35
   Miscellaneous General Expenses                        Account    930.2  36
   Rents                                                 Account    931    37
   Taxes Other Than Income Taxes                         Account    408    38
   Donations                                             Account    426.1  39-40
   Other Deductions                                      Account    426.5  41
   Notes to Statement of Income                          Schedule   XVIII  42

LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

Description of Reports or Statements

ORGANIZATION CHART                                                         43

METHODS OF ALLOCATION                                                      44-50

ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED                 51

SIGNATURE                                                                  52

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     SCHEDULE I - COMPARATIVE BALANCE SHEET

               Give balance sheet of the Company as of December 31
                          of the current and prior year

                                                                   As of
  Account          Assets and Other Debits                      December 31
                                                             Current    Prior
                                                               1999      1998
                                                               (In Thousands)
       SERVICE COMPANY PROPERTY
  101  Service Company Property (Schedule II)             $ 84,119   $ 11,774
  107  Construction work in progress (Schedule II)               -        379
                                                          -------------------
            Total Property                                $ 84,119   $ 12,153
                                                         --------------------

  108  Less accumulated provision for depreciation
       and amortization of service company property
       (Schedule III)                                     $  6,537   $    611
                                                         --------------------
            Net Service Company Property                  $ 77,582   $ 11,542
                                                         --------------------

       INVESTMENTS
  121  Nonutility Property                                $  8,286   $  5,796
  123  Investments in associate companies (Schedule IV)          -          -
  124  Other investments (Schedule IV)                           -          -
                                                         --------------------
            Total Investments                             $  8,286   $  5,796
                                                         --------------------

       CURRENT AND ACCRUED ASSETS
  131  Cash                                                      2          1
  134  Special deposits                                          -          -
  135  Working funds                                            46         87
  136  Temporary cash investments (Schedule IV)                  -          -
  141  Notes receivable                                          -          -
  143  Accounts receivable                                      26          -
  144  Accumulated provision for uncollectible accounts          -          -
  146  Accounts receivable from associate companies
       (Schedule V and XIV)                                 38,851     34,486
  152  Fuel stock expenses undistributed (Schedule VI)           -          -
  154  Materials and supplies                                    -          -
  163  Stores expense undistributed (Schedule VII)               -          -
  165  Prepayments                                           1,193        930
  174  Miscellaneous current and accrued assets                  -          -
                                                         --------------------
            Total Current and Accrued Assets              $ 40,118   $ 35,504
                                                         --------------------

       DEFERRED DEBITS
  181  Unamortized debt expense                                  -          -
  183  Preliminary Survey and Investigation                      -         22
  184  Clearing accounts                                        50        127
  186  Miscellaneous deferred debits (Schedule IX)            (111)         7
  188  Research, development, or demonstration
       expenditures (Schedule X)                                 -          -
  190  Accumulated deferred income taxes                         -          -
                                                         --------------------
            Total Deferred Debits                         $    (61)  $    156
                                                         --------------------

            TOTAL ASSETS AND OTHER DEBITS                 $125,925   $ 52,998
                                                          -------------------

             ANNUAL REPORT OF:  Conectiv Resource Partners, Inc.

                    SCHEDULE I - COMPARATIVE BALANCE SHEET


                                                                                  As of
  Account        Assets and Other Debits                                        December 31
                                                                          Current          Prior
                                                                           1999             1998
                                                                               (In Thousands)
       PROPRIETARY CAPITAL
  201  Common stock issued (Schedule XI)                                  $      1         $     1
  211  Miscellaneous paid-in-capital (Schedule XI)
  215  Appropriated retained earnings (Schedule XI)                              -               -
  216  Unappropriated retained earnings (Schedule XI)                         (131)            (26)
                                                                          ------------------------
             Total Proprietary Capital                                    $   (130)        $   (25)
                                                                          ------------------------

       LONG - TERM DEBT
  223  Advances from associate companies                                  $      -         $     -
  224  Other long-term debt (Schedule XII)                                       -               -
  225  Unamortized premium on long-term debt                                     -               -
  226  Unamortized discount on long-term debt                                    -               -
                                                                          ------------------------
              Total Long - Term Debt                                      $      -         $     -
                                                                          ------------------------

           CURRENT AND ACCRUED LIABILITIES
  184  Clearing accounts                                                  $     10         $    (7)
  231  Notes payable                                                             -               -
  232  Accounts payable                                                     15,355           7,501
  233  Notes payable to associate companies
       (Schedule XIII and XIV)                                              84,654          37,327
  234  Accounts payable to associate companies
       (Schedule XIII and XIV)                                                   -               -
  236  Taxes accrued                                                        (4,667)         (1,123)
  237  Interest accrued                                                        267              94
  238  Dividends declared                                                        -               -
  241  Tax collections payable                                                (102)          1,323
  242  Miscellaneous current and accrued liabilities
       (Schedule XIII)                                                      20,311           6,560
                                                                          ------------------------
              Total Current and Accrued Liabilities                       $115,828         $51,675
                                                                          ------------------------

       DEFERRED CREDITS
  253  Other deferred credits                                             $     37         $     3
  254  Other regulatory liabilities                                          2,496               -
  255  Accumulated deferred investment tax credits                               -               -
                                                                          ------------------------
              Total Deferred Credits                                      $  2,533         $     3
                                                                          ------------------------

       ACCUMULATED DEFERRED INCOME TAXES
  282  Accumulated deferred income taxes-Other Property                   $  6,137         $     -
  283  Accumulated deferred income taxes-Other                               1,557           1,345
                                                                          ------------------------
              Total Accumulated Deferred Income Taxes                     $  7,694         $ 1,345
                                                                          ------------------------
       TOTAL LIABILITIES AND PROPRIETARY CAPITAL                          $125,925         $52,998
                                                                          ========================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                    SCHEDULE II - SERVICE COMPANY PROPERTY

                                     Balance At                        Retirements                        Balance At
                                      Beginning                            or              Other            Close
              Description              of Year         Additions          Sales         Changes (1)        of Year
SERVICE COMPANY
PROPERTY

Account
 301  Organization                 $          -      $          -      $        -     $          -     $          -
 303  Miscellaneous
      Intangible Plant                    8,250            16,317          (9,909)               -           14,658
 304  Land and Land
      Rights                                  -                 -               -                -                -
 305  Structures and
      Improvements                            -            14,262               -                -           14,262
 306  Leasehold
      Improvements                            -                                 -                -                -
 307  Equipment(2)                        3,524            45,837               -                -           49,361
 308  Office Furniture
      and Equipment                           -             5,838               -                -            5,838
 309  Automobiles,
      Other Vehicles
      and Related Garage
      Equipment                               -                 -               -                -                -
 310  Aircraft and Airport
      Equipment                               -                 -               -                -                -
 311  Other Service
      Company Property(3)                     -                 -               -                -                -
                                   --------------------------------------------------------------------------------

      SUBTOTAL                     $     11,774      $     82,254     $    (9,909)    $          -     $     84,119

 107  Construction Work in
      progress (4)                          379              (379)              -                -                -
                                  ---------------------------------------------------------------------------------

      TOTAL                        $     12,153      $     81,875     $    (9,909)    $          -     $     84,119
                                  =================================================================================

     (1) Provide an explanation of those changes considered material:

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                            SCHEDULE II - CONTINUED

(2) Sub accounts are required for each class of equipment owned. The service company shall provide a listing by sub account of equipment additions during the year and the balance at the close of the year:

                                                                               Balance At
                                                                                Close of
     Subaccount Description                                  Additions            Year
     Computer Hardware                                       $   37,285        $   40,809
     Computer Software                                            8,132             8,132
     Typewriters, Calculators, Copiers, & Duplicating                 -                 -
     Office Services Printing and Stationary Equipment                -                 -
     Cafeteria & Kitchen Equipment                                  420               420
                                                             ----------------------------

     TOTAL                                                   $   45,837        $   49,361
                                                             ============================

(3) Describe Other Service Company Property:

          Not Applicable


(4) Describe Construction Work in Progress:

   Asset Under Construction               Capitalized Date           Value              Description
   ------------------------               ----------------           -----              -----------
          Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                                 SCHEDULE III

                  ACCUMULATED PROVISION FOR DEPRECIATION AND
                   AMORTIZATION OF SERVICE COMPANY PROPERTY

                                   Balance At       Additions                             Other          Balance At
                                   Beginning       Charged to                          Changes Add         Close
              Description           of Year        Account 403      Retirements        (Deduct) (1)        of Year
Account
 301      Organization             $        -      $         -      $         -        $         -       $        -
 303      Miscellaneous
          Intangible Plant                441            2,929           (1,268)                 -            2,102
 304      Land and Land
          Rights                            -                -                -                  -                -
 305      Structures and
          Improvements                      -              156                -                  -              156
 306      Leasehold
          Improvements                      -                -                -                  -                -
 307      Equipment(2)                    170            4,028                -                  -            4,198
 308      Office Furniture
          and Equipment                     -               81                -                  -               81
 309      Automobiles,
          Other Vehicles
          and Related Garage
          Equipment                         -                -                -                  -                -
 310      Aircraft and Airport
          Equipment                         -                -                -                  -                -
 311      Other Service
          Company Property                  -                -                -                  -                -
                                    --------------------------------------------------------------------------------
          TOTAL                     $     611      $     7,194      $    (1,268)       $         -       $    6,537
                                    ================================================================================

          (1) Provide an explanation of those changes considered material:

          NOT APPLICABLE

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                           SCHEDULE IV - INVESTMENTS

INSTRUCTIONS: Complete the following schedule concerning investments.

     Under Account 124, "Other Investments", state each investment separately, with description, including the name of the issuing company, number of shares or principal amount, etc.

     Under Account 136, "Temporary Cash Investments", list each investment separately.

                                                                                             Balance At               Balance At
                                                                                             Beginning                Close
                                  Description                                                of Year                  of Year
           Account 123 - Investment in Associate Companies                                   $        -               $        -

           Account 124 - Other Investments                                                            -                        -

           Account 136 - Temporary Cash Investments                                                   -                        -
                                                                                            --------------------------------------

                       TOTAL                                                                $         -               $        -
                                                                                            ======================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accomodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                                        Balance At                    Balance At
                                                                         Beginning                       Close
                         Description                                      of Year                       of Year
Account 146 - Accounts Receivable from Associate
              Companies
        Christiana Capital Management                                   $      122                    $         -
        DCI I, Inc.                                                             34                              -
        DCI II, Inc.                                                             -                             28
        Conectiv Operating Services Company                                     29                          2,427
        DCTC-Burney, Inc.                                                        -                             12
        Delmarva Power & Light                                              12,001                         18,040
        Atlantic City Electric                                               8,771                         11,902
        Delmarva Capital Investments                                            40                            378
        Conectiv Energy Supply, Inc.                                           198                          1,663
        Atlantic Energy Enterprises, Inc.                                      451                              -
        Enertech Capital Partners, LP                                           18                              -
        Delmarva Services Company                                                8                              4
        Power Consulting Group, Inc.                                           182                              -
        Conectiv Solutions LLC                                               7,200                            887
        Conectiv Communications, Inc.                                        3,835                          2,424
        Conectiv Services, Inc.                                              1,643                          1,004
        Petron Oil Corporation                                                  26                              -
        Conectiv Plumbing, LLC                                                  48                              -
        Conectiv Holding Company                                              (120)                            45
        ATE Investments, Inc.                                                    -                            322
        Atlantic Southern Properties                                             -                             54
        Atlantic Generation, Inc.                                                -                             89
        Conectiv Energy, Inc.                                                    -                         (3,754)
        Conectiv Thermal Systems                                                 -                            125
        Enerval, LLC                                                             -                          2,576
        Atlantic Jersey Thermal Systems Inc.                                     -                              1
        Thermal Energy Limited Partnership                                       -                            617
        King Street Assurance Ltd.                                               -                              7
                                                                      ------------                   ------------

       TOTAL RECEIVABLES                                              $     34,486                   $     38,851
                                                                      ============                   ============
                                                                                                         Total
                                                                                                       Payments
Analysis of Convenience or Accomodation Payments:
                                                                                                     $          -




                                                                                                     ------------

       TOTAL PAYMENTS                                                                                $          -
                                                                                                     ============

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                SCHEDULE VI - FUEL STOCK EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "summary" listed below give an overall report of the fuel functions performed by the service company.

                        Description                         Labor                     Expenses                      Total
                        -----------                         -----                     --------                      -----
Account 152 - Fuel Stock Expenses Undistributed         $            -            $              -             $            -
                                                        --------------------------------------------------------------------------


     TOTAL                                              $            -            $              -             $            -
                                                        ==========================================================================

Summary:

     Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                  SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

                     Description                      Labor                 Expenses               Total
                     -----------                      -----                 --------               -----
Account 163 - Stores Expense Undistributed       $            -         $              -       $            -
                                                 -------------------------------------------------------------


     TOTAL                                       $            -         $              -       $            -
                                                 =============================================================

              ANNUAL REPORT OF:  Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

           SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                            Balance At               Balance At
                                                            Beginning                  Close
                              Description                    of Year                  of Year
                              -----------
Account 174 - Miscellaneous Current and                 $              -           $            -
                                                        -------------------------------------------
            Accrued Assets

     TOTAL                                              $              -           $            -
                                                        ===========================================

              ANNUAL REPORT OF:  Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class, showing the number of items in each class.

                                                                    Balance At                    Balance At
                                                                     Beginning                       Close
                         Description                                  of Year                       of Year
                         -----------
Account 186 - Miscellaneous Deferred Debits

   Suspense-Procurement                                           $             9               $       (135)
   Exp in connection with Mgmt Life Insurance Program                          (2)                        (2)
   Other                                                                        -                         26
                                                                  -------------------------------------------

   TOTAL                                                          $             7               $       (111)
                                                                  ===========================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                                  SCHEDULE X
              RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                     Description                                    Amount
                     -----------                                    ------
Account 188 - RESEARCH, DEVELOPMENT,
              OR DEMONSTRATION EXPENDITURES                     $            -



    TOTAL                                                       $            -
                                                                ==============

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999

                       SCHEDULE XI - PROPRIETARY CAPITAL

                                                                                               Outstanding
                                          Number of               Par or Stated              Close of Period
Account                                    Shares                     Value             No. of             Total
Number         Class of Stock            Authorized                 Per Share           Shares             Amount
 201        Common Stock Issued            1,000                  $         1.00         1,000          $     1,000

INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.


                             Description                                          Amount
Account 211 - Miscellaneous Paid-In Capital                                  $             -

Account 215 - Appropriated Retained Earnings
                                                                             ---------------

             TOTAL                                                           $             -


INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


                                         Balance At          Net Income                             Balance At
                                         Beginning               or               Dividends           Close
                   Description            of Year              (Loss)               Paid             of Year
Account 216 - Unappropriated
            Retained Earnings        $           (26)      $         (105)       $        -         $     (131)
                                     -------------------------------------------------------------------------

             TOTAL                   $           (26)      $         (105)       $        -         $     (131)
                                     =========================================================================

              ANNUAL REPORT OF:  Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                         SCHEDULE XII - LONG-TERM DEBT

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of the creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                        Terms of Oblig          Date                              Balance At                            Balance At
                        Class & Series           of       Interest    Amount      Beginning               Deductions      Close
                        of Obligation         Maturity      Rate      Amortized    of Year    Additions       (1)         of Year
Account 223 - Advances from
             Associate Companies:                                                 $       -                             $        -



Account 224 - Other Long-Term Debt                                                        -                                      -


     TOTAL                                                                        $       -                             $        -

(1) Give an explanation of deductions:
      Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                  Description                                                      Beginning                      Close
                  -----------                                                       of Year                      of Year
Account 233 - Notes Payable to Associate Companies
        Conectiv Money Pool                                                     $     12,327                  $     84,654
        Conectiv Holding Company                                                $     25,000                  $          -
                                                                                ------------------------------------------

        TOTAL                                                                   $     37,327                  $     84,654
                                                                                ==========================================


Account 234 - Accounts Payable to Associate Companies                           $          -                  $          -
                                                                                           -                             -
                                                                                ------------------------------------------

        TOTAL                                                                   $          -                  $          -
                                                                                ==========================================

Account 242 - Miscellaneous Current and Accrued Liabilities

        General Liability Insurance                                             $        314                  $         55
        Life Insurance                                                                   120                             -
        Health Claims Reserve                                                              -                         1,355
        Severance                                                                          -                         5,129
        Pension                                                                            -                         4,295
        Deferred Compensation                                                          5,834                         8,479
        Deferred Savings and Thrift                                                      292                           968
        Other                                                                              -                            30
                                                                                ------------------------------------------

        TOTAL                                                                   $      6,560                  $     20,311
                                                                                ==========================================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     For the Year Ended December 31, 1999

                 SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS



INSTRUCTIONS:  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets of liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


1.   Service Company Property and Non-Utility Property

         Service Company property and non-utility property are stated at original cost, including property additions. Capitalized interest is included in the original cost and represents the cost of borrowed and equity funds used to finance construction of new facilities. The annual provision for depreciation on service company and non-utility property is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, including removal costs less salvage and other recoveries.

2.   Income Taxes

               CRP, as a subsidiary of Conectiv, is included in the consolidated federal income tax return of Conectiv. Income taxes are allocated to CRP based upon its taxable income or loss, determined on a separate return basis. The financial statements include two categories of income taxes-current and deferred. Current income taxes represent CRP's share of amounts of tax expected to be reported on Conectiv's federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statements and tax bases of existing assets and liabilities and are measured using presently enacted tax rates. Deferred income tax expense represents the net change during the reporting period in the net deferred tax liability.

3.   Pension and Other Postretirement Benefits

               CRP employees are covered by the Conectiv pension plan which as of December 31, 1999 had a projected benefit obligation of $673.1 million and trust fund assets with a fair value of $1,017.8 million, resulting in an over-funded status of $344.7 million of which $35.0 million was reflected on Conectiv's Consolidated December 31, 1999 Balance Sheet. During 1999, CRP was billed by associated Conectiv subsidiaries for $4.3 million for pension service and interest costs, net of expected return on assets.

               CRP employees are covered by Conectiv's other postretirement benefit plans which as of December 31, 1999 had a projected benefit obligation of $194.0 million and trust fund assets with a fair value of $120.1 million, resulting in an under-funded status of $73.9 million. Due to an unrecognized actuarial gain, a liability of $96.4 million was reflected on Conectiv's Consolidated December 31, 1999 Balance Sheet. During 1999, CRP was billed by associated Conectiv subsidiaries for $2.5 million for other postretirement service and interest costs; net of expected return on assets.

               Conectiv also maintains 401(k) savings plans for covered employees, including employees of CRP. Conectiv contributes to the plan, in the form of Conectiv stock, at varying levels up to $0.50 for each dollar contributed by employees, for up to 6% of employee base pay. The amount expensed by CRP for Conectiv's matching contributions was $1.8 million in 1999.

4.   Rents

               CRP leases office buildings and business equipment from associate companies. These leases are accounted for as operating leases.

5.   Money Pool

               The Money Pool exists to permit affiliate companies to borrow excess cash from other affiliate companies. Conectiv Resource Partners, Inc. serves as the Administrator for the System Money Pool.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                For the Years Ended December 31, 1999 and 1998
                                (In Thousands)

                 SCHEDULE XV - COMPARATIVE STATEMENT OF INCOME

                                                                         Current                Prior
                                                                           Year                 Year
  Account                        Description                               1999                 1998
           INCOME
    457    Services rendered to associate companies                $    253,927           $    136,562
    458    Services rendered to nonassociate companies                        -                      -
    421    Miscellaneous income or loss
                                                                              -                      -
                                                                  ------------------------------------

                TOTAL INCOME                                       $    253,927           $    136,562
                                                                  ====================================
           EXPENSE

   912-13  Marketing & Advertising                                 $        288           $        273
    920    Salaries and wages                                            92,785                 46,578
    921    Office Supplies and expenses                                  18,871                  8,157
    922    Administrative expenses transferred-credit                         -                      -
    923    Outside services employed                                     65,985                 28,803
    924    Property insurance                                             1,261                      -
    925    Injuries and damages                                           1,429                    574
    926    Employee pensions and benefits                                26,809                 18,608
    928    Regulatory commission expense                                      -                      -
    929    Duplicate charges-credit                                      (4,153)                  (246)
   930.1   General advertising expense                                      145                    755
   930.2   Miscellaneous general expenses                                 9,935                 18,114
    931    Rents                                                         28,187                 13,517
    932    Maintenance of structures and equipment                            -                      -
    403    Depreciation and amortization expense                          7,194                    611
    408    Taxes other than income taxes                                    202                     14
    409    Income taxes                                                  (6,245)                (1,319)
    410    Provision for deferred income taxes                            6,350                  1,345
    411    Provision for deferred income taxes-credit                         -                      -
   411.5   Investment tax credit                                              -                      -
   426.1   Donations                                                      1,201                     49
   426.5   Other deductions                                                   -                      -
    427    Interest on long-term debt                                         -                      -
    430    Interest on debt to associate companies                        3,788                    755
    431    Other interest expense
                                                                   -----------------------------------
                TOTAL EXPENSES                                     $    254,032           $    136,588
                                                                   -----------------------------------

                NET INCOME OR (LOSS)                               $       (105)          $        (26)
                                                                   ===================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                              ANALYSIS OF BILLING

                       ASSOCIATE COMPANIES - ACCOUNT 457

                                                 Direct            Indirect          Compensation            Total
                                                  Costs             Costs              For Use              Amount
         Name of Associate Company               Charged           Charged            of Capital            Billed
                                                  457-1             457-2               457-3
  Delmarva Power & Light Company               $  60,945         $  76,917           $    2,080           $ 139,942
  Atlantic City Electric Company                  30,383            47,530                1,322              79,235
  Delmarva Capital Investments                       104               204                    2                 310
  Conectiv Energy Supply, Inc.                       576               532                    -               1,108
  DCTC-Burney, Inc.                                   84                 -                    -                  84
  Petron Oil                                          33                55                    -                  88
  Conectiv Operating Services Co.                    221               328                    -                 549
  Delmarva Services Company                            -                20                    4                  24
  Conectiv Services, Inc.                          1,599             2,716                   48               4,363
  Power Consulting Group, Inc.                       173                 -                    -                 173
  Conectiv Energy, Inc.                              296                 -                    -                 296
  Conectiv Solutions LLC                           3,928             5,446                   68               9,442
  Conectiv Communications, Inc.                    7,546             7,380                  221              15,147
  Atlantic Southern Properties                         9               100                    4                 113
  Atlantic Generation, Inc.                          307               179                    -                 486
  ATE Investment, Inc.                                35                 6                    -                  41
  King Street Assurance LTD                            6                 -                    -                   6
  Enerval, LLC                                       510                42                    -                 552
  Thermal Energy Limited Partnership                  96                 -                    -                  96
  Atlantic Jersey Thermal Systems Inc.                 1                 -                    -                   1
  Conectiv Thermal Systems                           384               841                   39               1,264
  Conectiv Holding Company, Inc.                       1               606                    -                 607
                                               ----------        ----------          -----------          -----------

  TOTAL                                        $ 107,237         $ 142,902           $    3,788           $ 253,927
                                               ==========        ==========          ===========          ===========

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                              ANALYSIS OF BILLING

                     NONASSOCIATE COMPANIES - ACCOUNT 458

                                            Direct         Indirect       Compensation                       Excess        Total
                                            Costs           Costs           For Use          Total             or          Amount
     Name of Nonassociate Company          Charged         Charged         of Capital        Cost          Deficiency      Billed
                                            458-1           458-2            458-3                           458-4

  TOTAL                                    $     -         $    -         $      -          $    -         $      -       $    -
                                           ========        ========       =========         ========       =========      =======

INSTRUCTION: Provide a brief description of the services rendered to each nonassociate company.

             NOT APPLICABLE

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICES

                     ASSOCIATE AND NONASSOCIATE COMPANIES


                                                                   Associate               Nonassociate
                                                                Company Charges          Company Charges
                                                       Direct      Indirect             Direct    Indirect               Direct
       Description of Items                             Costs        Costs      Total    Costs      Costs     Total      Costs
912-13 Marketing & Advertising                      $       -    $     288    $    288  $   -      $    -     $   -    $      -
 920   Salaries and wages                              66,487       26,298      92,785      -           -         -      66,487
 921   Office Supplies and expenses                     7,507       11,364      18,871      -           -         -       7,507
 922   Administrative expenses transferred-credit           -            -           -      -           -         -           -
 923   Outside services employed                       13,941       52,044      65,985      -           -         -      13,941
 924   Property insurance                                   -        1,261       1,261      -           -         -           -
 925   Injuries and damages                                 -        1,429       1,429      -           -         -           -
 926   Employee pensions and benefits                  12,868       13,941      26,809      -           -         -      12,868
 928   Regulatory commission expense                        -            -           -      -           -         -           -
 929   Duplicate charges-credit                             -       (4,153)     (4,153)                                       -
930.1  General advertising expense                          -          145         145      -           -         -           -
930.2  Miscellaneous general expenses                   6,434        3,501       9,935      -           -         -       6,434
 931   Rents                                                -       28,187      28,187      -           -         -           -
 932   Maintenance of structures and equipment              -            -           -      -           -         -           -
 403   Depreciation and amortization expense                -        7,194       7,194      -           -         -           -
 408   Taxes other than income taxes                        -          202         202      -           -         -           -
 409   Income taxes                                         -       (6,350)     (6,350)     -           -         -           -
 410   Provision for deferred income taxes                  -        6,350       6,350      -           -         -           -
 411   Provision for deferred income taxes-credit           -            -           -      -           -         -           -
411.5  Investment tax credit                                -            -           -      -           -         -           -
426.1  Donations                                            -        1,201       1,201      -           -         -           -
426.5  Other deductions                                     -            -           -      -           -         -           -
 427   Interest on long-term debt                           -            -           -      -           -         -           -
 431   Other interest expense                               -            -           -      -           -         -           -
                                                    ---------------------------------------------------------------------------
          TOTAL EXPENSES                            $ 107,237    $ 142,902    $250,139  $   -    $      -     $   -    $107,237
                                                    ===========================================================================

Compensation for Use of Equity Capital
  430 Interest on debt to associate companies                                    3,788      -           -         -    $      -
                                                                              -------------------------------------------------
          TOTAL COST OF SERVICES                                              $253,927  $   -    $      -     $   -    $107,237
                                                                              =================================================

                                                                                 Total Charges
                                                                                  for Service
                                                                                   Indirect
                                                                                    Costs              Total
912-13 Marketing & Advertising                                                  $     288          $     288
 920   Salaries and wages                                                          26,298             92,785
 921   Office Supplies and expenses                                                11,364             18,871
 922   Administrative expenses transferred-credit                                       -                  -
 923   Outside services employed                                                   52,044             65,985
 924   Property insurance                                                           1,261              1,261
 925   Injuries and damages                                                         1,429              1,429
 926   Employee pensions and benefits                                              13,941             26,809
 928   Regulatory commission expense                                                    -                  -
 929   Duplicate charges-credit                                                    (4,153)            (4,153)
930.1  General advertising expense                                                    145                145
930.2  Miscellaneous general expenses                                               3,501              9,935
 931   Rents                                                                       28,187             28,187
 932   Maintenance of structures and equipment                                          -                  -
 403   Depreciation and amortization expense                                        7,194              7,194
 408   Taxes other than income taxes                                                  202                202
 409   Income taxes                                                                (6,350)            (6,350)
 410   Provision for deferred income taxes                                          6,350              6,350
 411   Provision for deferred income taxes-credit                                       -                  -
411.5  Investment tax credit                                                            -                  -
426.1  Donations                                                                    1,201              1,201
426.5  Other deductions                                                                 -                  -
 427   Interest on long-term debt                                                       -                  -
 431   Other interest expense                                                           -                  -
                                                                                ----------------------------
          TOTAL EXPENSES                                                        $ 142,902          $ 250,139
                                                                                ============================
Compensation for Use of Equity Capital
  430 Interest on debt to associate companies                                       3,788              3,788
                                                                                ----------------------------
          TOTAL COST OF SERVICES                                                $ 146,690          $ 253,927
                                                                                ============================

  INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                         Total               Executive   Environmental    Corporate        SAP
           Description of Items                          Amount  Overhead   Management    & Safety      Communications   Services
912-13 Marketing & Advertising                       $    288    $      -   $        -   $         -    $         1      $      -
  920   Salaries and wages                              92,785      1,620        2,789         1,786            630         1,530
  921   Office Supplies and expenses                    18,871         (6)         358           152            922         1,216
  922   Administrative expenses transferred-credit         -
  923   Outside services employed                       65,985         28        1,308           157          1,472         2,266
  924   Property insurance                               1,261
  925   Injuries and damages                             1,429
  926   Employee pensions and benefits                  26,809     26,544
  928   Regulatory commission expense                      -
  929   Duplicate Charges-credit                       (4,153)                                    (1)
 930.1  General advertising expense                        145          1                                       135
 930.2  Miscellaneous general expenses                   9,935         75           67            48             56            40
  931   Rents                                           28,187          4           21             3             12         3,564
  932   Maintenance of structures and equipment            -
  403   Depreciation and amortization expense            7,194
  408   Taxes other than income taxes                      202
  409   Income taxes                                    (6,245)    (6,245)
  410   Provision for deferred income taxes              6,350      6,350
  411   Provision for deferred income taxes-credit           -
 411.5  Investment tax credit                                -
 426.1  Donations                                        1,201         (2)           4             6          1,168
 426.5  Other deductions                                     -
  427   Interest on long-term debt                           -
  430   Interest on debt to associate companies          3,788      2,524
  431   Other interest expense                               -
                                                     -----------------------------------------------------------------------------
           TOTAL EXPENSES                            $ 254,032    $30,893   $    4,547   $     2,151    $     4,396      $  8,616
                                                     =============================================================================

                                                      Information                     Customer       Corporate
                                                        Services       Marketing       Service       Secretary
 912-13  Marketing & Advertising                      $         -      $     133      $      1       $       -
   920   Salaries and wages                                 7,804          1,403        17,273             170
   921   Office Supplies and expenses                       6,160            207         2,696             156
   922   Administrative expenses transferred-credit
   923   Outside services employed                         24,588         10,022         7,202             435
   924   Property insurance
   925   Injuries and damages
   926   Employee pensions and benefits
   928   Regulatory commission expense
   929   Duplicate Charges-credit                          (2,180)                      (1,698)
  930.1  General advertising expense                                                         6
  930.2  Miscellaneous general expenses                     2,313            536         4,650               4
   931   Rents                                             11,001              3         1,862
   932   Maintenance of structures and equipment
   403   Depreciation and amortization expense              2,965                        1,355
   408   Taxes other than income taxes
   409   Income taxes
   410   Provision for deferred income taxes
   411   Provision for deferred income taxes-credit
  411.5  Investment tax credit
  426.1  Donations                                                             2             5
  426.5  Other deductions
   427   Interest on long-term debt
   430   Interest on debt to associate companies              489                           95
   431   Other interest expense
                                                      --------------------------------------------------------
            TOTAL EXPENSES                            $    53,140      $  12,306      $ 33,447       $     765
                                                      ========================================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                            Internal                     Human
     Description of Items                                     Audit        Legal       Resources     Controller    Planning
     912-13   Marketing & Advertising                       $       -     $       -    $       2    $        -    $       -
       920    Salaries and wages                                  402         1,185        4,325         2,469        1,232
       921    Office Supplies and expenses                         15           112          581            71          110
       922    Administrative expenses transferred-credit
       923    Outside services employed                            67           210        4,565           533        2,223
       924    Property insurance
       925    Injuries and damages                                               10            9
       926    Employee pensions and benefits                                                 260
       928    Regulatory commission expense
       929    Duplicate Charges-credit                                          (17)
       930.1  General advertising expense                                                      2
       930.2  Miscellaneous general expenses                       10             2          411           (16)          11
       931    Rents                                                 5                        188             6
       932    Maintenance of structures and equipment
       403    Depreciation and amortization expense                                          837
       408    Taxes other than income taxes                                                   21
       409    Income taxes
       410    Provision for deferred income taxes
       411    Provision for deferred income taxes-credit
       411.5  Investment tax credit
       426.1  Donations                                                                        1             1
       426.5  Other deductions
       427    Interest on long-term debt
       430    Interest on debt to associate companies                                        184
       431    Other interest expense
                                                            ---------------------------------------------------------------

                TOTAL EXPENSES                              $     499     $   1,502    $  11,386    $    3,064    $   3,576
                                                            ===============================================================

                                                                                      Risk &
     Description of Items                                   Finance       Tax       Insurance     Treasury      Regulatory
     912-13   Marketing & Advertising                      $      -   $        -   $        -    $       -     $         -
       920    Salaries and wages                              1,096          525          634        1,115           1,589
       921    Office Supplies and expenses                       81           97           24          108              29
       922    Administrative expenses transferred-credit
       923    Outside services employed                          61          621            8        1,546              26
       924    Property insurance                                                        1,261
       925    Injuries and damages                                                      1,410
       926    Employee pensions and benefits
       928    Regulatory commission expense
       929    Duplicate Charges-credit
       930.1  General advertising expense
       930.2  Miscellaneous general expenses                      4           (4)           2           13               9
       931    Rents                                              18           61                         2               5
       932    Maintenance of structures and equipment
       403    Depreciation and amortization expense
       408    Taxes other than income taxes
       409    Income taxes
       410    Provision for deferred income taxes
       411    Provision for deferred income taxes-credit
       411.5  Investment tax credit
       426.1  Donations
       426.5  Other deductions
       427    Interest on long-term debt
       430    Interest on debt to associate companies
       431    Other interest expense
                                                           ----------------------------------------------------------------

                  TOTAL EXPENSES                            $ 1,260   $    1,300   $    3,339    $   2,784     $     1,658
                                                           ================================================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                              Procurement        Facility        Real      Vehicle
       Description of Items                                 & Supply Chain       Services       Estate    Management    Security
    912-13   Marketing & Advertising                           $         -     $        -    $       -   $         -   $       -
      920    Salaries and wages                                      1,448            415          396           319         107
      921    Office Supplies and expenses                              115             26            5            27           7
      922    Administrative expenses transferred-credit
      923    Outside services employed                               2,349            201            2            43         336
      924    Property insurance
      925    Injuries and damages
      926    Employee pensions and benefits                                             1
      928    Regulatory commission expense
      929    Duplicate Charges-credit                                                 (19)          (1)
      930.1  General advertising expense
      930.2  Miscellaneous general expenses                            503            113            8            78           6
      931    Rents                                                                 10,924            2             7
      932    Maintenance of structures and equipment
      403    Depreciation and amortization expense                                    215                         35
      408    Taxes other than income taxes                                            173
      409    Income taxes
      410    Provision for deferred income taxes
      411    Provision for deferred income taxes-credit
      411.5  Investment tax credit
      426.1  Donations
      426.5  Other deductions
      427    Interest on long-term debt
      430    Interest on debt to associate companies                                  255                          5
      431    Other interest expense
                                                            ---------------------------------------------------------------------

                  TOTAL EXPENSES                               $     4,415     $   12,304    $     412   $       514   $     456
                                                            =====================================================================

                                                              Document       Delivery        Supply      Enterprises
       Description of Items                                   Services       Services       Services       Service
    912-13   Marketing & Advertising                         $         -    $         2    $      146   $          3
      920    Salaries and wages                                      559         14,075        22,521          3,368
      921    Office Supplies and expenses                          3,613            410         1,136            443
      922    Administrative expenses transferred-credit
      923    Outside services employed                             2,367          1,514         1,308            527
      924    Property insurance
      925    Injuries and damages
      926    Employee pensions and benefits                                           4
      928    Regulatory commission expense
      929    Duplicate Charges-credit                                               (21)         (216)
      930.1  General advertising expense                                                                           1
      930.2  Miscellaneous general expenses                          130            264           546             56
      931    Rents                                                   228            104            63            104
      932    Maintenance of structures and equipment
      403    Depreciation and amortization expense                                1,552           222             13
      408    Taxes other than income taxes                                            6             2
      409    Income taxes
      410    Provision for deferred income taxes
      411    Provision for deferred income taxes-credit
      411.5  Investment tax credit
      426.1  Donations                                                                3            11              2
      426.5  Other deductions
      427    Interest on long-term debt
      430    Interest on debt to associate companies                                186            38             12
      431    Other interest expense
                                                            ---------------------------------------------------------

                  TOTAL EXPENSES                             $     6,897    $    18,099    $   25,777   $      4,529
                                                            =========================================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920


                                              Departmental Salary Expense                            Number of
       Name of Department                     Included in Amounts Billed to                          Personnel
 Indicate each department       Total          Parent               Other            Non              End of
 or service function.           Amount        Company            Associates       Associates           Year
 Executive Management          $   2,789       $     109          $    2,680     $    -                   12

 Environmental & Safety            1,786               -               1,786          -                   13

 Corporate Communications            630               -                 630          -                   15

 SAP Applications                  1,530               -               1,530          -                   30

 Information Systems               7,804               -               7,804          -                  103

 Marketing                         1,403               -               1,403          -                   18

 Customer Services                17,273               -              17,273          -                  385

 Corporate Secretary                 170               -                 170          -                    1

 Internal Audit                      402               -                 402          -                    6

 Legal                             1,185             119               1,066          -                   14

 Human Resources                   4,325               -               4,325          -                   56

 Controller                        2,469              26               2,443          -                   39

 Planning                          1,232              56               1,176          -                    9

 Finance                           1,096               -               1,096          -                   10

 Tax                                 525               -                 525          -                    9

 Risk & Insurance                    634               -                 634          -                   13

 Treasury                          1,115              63               1,052          -                   12

 Regulatory                        1,589               -               1,589          -                   21

 Procurement & Supply Chain        1,448               -               1,448          -                   29

 Facility Services                   415               -                 415          -                    8

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

          DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920 (continued)

                                                 Departmental Salary Expense                       Number of
       Name of Department                        Included in Amounts Billed to                     Personnel
 Indicate each department       Total              Parent               Other         Non            End of
 or service function.           Amount            Company            Associates     Associates        Year
 Real Estate                     $    396         $     -            $    396        $   -              10

 Vehicle Management                   319               -                 319            -               5

 Security                             107               -                 107            -               3

 Document Services                    559               -                 559            -              13

 Delivery Shared Services          14,075               -              14,075            -             201

 Supply Shared Services            22,521               -              22,521            -             287

 Enterprises Shared Services        3,368               -               3,368            -              74

 Corporate                          1,620               -               1,620            -               -
                                 --------         -------            --------        ------         ------

                                 $ 92,785         $   373            $ 92,412        $   -           1,396
                                 ========         =======            ========        ======         ======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                    OUTSIDE SERVICES EMPLOYED - ACCOUNT 923

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subaccount for each type of service.

                                                                                    Relationship
                                         Recruiting Services                      "A"=Associate
          From Whom Purchased                         Description                "NA"=Nonassociate          Amount
Temporary Services:
 INTEGRITY STAFFING SOLUTIONS            Temporary Employment Services                    NA                      $  915
 JOULE TEMPORATIES INC.                  Collection Services                              NA                         901
 MANPOWER TEMPORARY SERVICES             Temporary Employment Services                    NA                         860
 THE CALDWELL GROUP                      Temporary Employment Services                    NA                         823
 PLACERS TEMPS                           Market Research Consultants                      NA                         542
 MAXIM GROUP                             Market Research Consultants                      NA                         378
 RHI CONSULTING                          Temporary Employment Services                    NA                         224
 ACCOUNTEMPS                             Temporary Employment Services                    NA                         146
 MISCELLANEOUS                                                                            NA                         193
                                                                                                                 -------
 (5 ITEMS LESS THAN $100,000)
          TOTAL                                                                                                   $4,982
                                                                                                                 -------

Market Research Services:
 MARKET STRATEGIES INC                   Market Research Consultants                      NA                      $  216
 MISCELLANEOUS                                                                            NA                         498
                                                                                                                 -------
 (11 ITEMS LESS THAN $100,000)
          TOTAL                                                                                                   $  714
                                                                                                                 -------
Maintenance Services:
 FORTE SYSTEMS, INC.                     Computer Consultants/Services                    NA                      $4,635
 XEROX BUSINESS SERVICES                 Copier Services                                  NA                         949
 SUN MICROSYSTEMS INC                    Computer Consultants/Services                    NA                         717
 DORSET PROFESSIONAL SERVICES INC        Computer Consultants/Services                    NA                         598
 IBM CORPORATION                         Computer Consultants/Services                    NA                         465
 WILTEL                                  Computer Consultants/Services                    NA                          98
 CORPORATE INTERIORS OF DELAWARE INC     Consulting Services                              NA                         110
 GTE COMMUNICATIONS                      Communications Services                          NA                         559
 HITACHI DATA SYSTEMS                    Computer Consultants/Services                    NA                       3,145
 LUCENT TECHNOLOGIES INC                 Communications Services                          NA                         278
 NETWORK EQUIPMENT TECHNOLOGIES INC      Communications Services                          NA                         319
 SIEMENS INFORMATION & TECH              Computer Consultants/Services                    NA                         284
 VANTIVE CORPORATION                     Computer Consultants/Services                    NA                         175
 NUCLEUS CORPORATION                     Computer Consultants/Services                    NA                         219
 BANCBOSTON LEASING, INC.                Consulting Services                              NA                         127
 COMPAQ                                  Computer Consultants/Services                    NA                         107
 NEW ENERGY ASSOCIATES LLC               Consulting Services                              NA                         169
 DECISIONONE                             Computer Consultants/Services                    NA                          15
 MISCELLANEOUS                                                                            NA                         678
                                                                                                                 -------
 (56 ITEMS LESS THAN $100,000)
          TOTAL                                                                                                  $13,647
                                                                                                                 -------

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (Continued)

                                                                                Relationship
                                                                                 "A"=Associate
From Whom Purchased                                    Description             "NA"=Nonassociate          Amount
Legal Services:
 THE WALLACE LAW REGISTRY               Legal Temporary Services                    NA                   $     12
 BOOZ ALLEN & HAMILTON                  Professional Legal Services                 NA                        518
 SKADDEN ARPS SLATE MEAGEHER & FLOM     Professional Legal Services                 NA                        983
 KLETT LIEBER ROONEY & SCHORLING        Professional Legal Services                 NA                        106
 LEBOEUF, LAMB, GREENE & MACRAE         Professional Legal Services                 NA                        286
 PEPPER HAMILTON & SCHEETZ              Professional Legal Services                 NA                        238
 POTTER ANDERSON & CORROON              Professional Legal Services                 NA                        620
 THELEN REID & PRIEST LLP               Professional Legal Services                 NA                        191
 MISCELLANEOUS                                                                      NA                        533
                                                                                                         --------
 (18 ITEMS LESS THAN $100,000)
          TOTAL                                                                                          $  3,487
                                                                                                         --------

Audit Services:
 PRICEWATERHOUSECOOPERS LLP             Audit Services                              NA                   $    266

                                                                                                         --------
          TOTAL                                                                                          $    266
                                                                                                         --------

Internet Services:
 STANTON COMMUNICATIONS                 Communications Services                     NA                   $    823
 MISCELLANEOUS                                                                      NA                         54
                                                                                                         --------
 (3 ITEMS LESS THAN $100,000)
          TOTAL                                                                                          $    877
                                                                                                         --------

Advertising Services:
 GILLESPIE INC                          Advertising Services                        NA                   $  5,875
 HARTING GRAPHICS LTD                   Graphics Design Services                    NA                        299
 MISCELLANEOUS                                                                      NA                        132
                                                                                                         --------
 (2 ITEMS LESS THAN $100,000)
          TOTAL                                                                                          $  6,306
                                                                                                         --------

Training Services:
 RWD TECHNOLOGIES INC.                  Training Services                           NA                   $    388
 MISCELLANEOUS                                                                      NA                        314
                                                                                                         --------
 (13 ITEMS LESS THAN $100,000)
          TOTAL                                                                                          $    702
                                                                                                         --------

Other Services:
 DELOITTE & TOUCHE LLP                  Operations & Computer Consulting            NA                   $  8,758
 FLK CONSULTING SERVICES                Consulting Services                         NA                      1,719
 NAVIGANT CONSULTING GROUP              Consulting Services                         NA                      1,326
 LOCHRIDGE & COMPANY                    Market Research Services                    NA                      1,230
 ERNST & YOUNG LLP                      Management Consulting Services              NA                      1,105
 UTILITY SYSTEMS SOLUTIONS              Operations Consulting Services              NA                        976

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (Continued)

                                                                                                    Relationship
                                                                                                   "A"=Associate
From Whom Purchased                                         Description                            "NA"=Nonassociate        Amount
 SAP AMERICA INC                                 Computer Consulting Services                            NA                  935
 DMR CONSULTING                                  Consulting Services                                     NA                  755
 INTERNATIONAL NETWORK SERVICES                  Consulting Services                                     NA                  653
 ACSYS                                           Recruiting Services                                     NA                  641
 THE BANK OF NEW YORK                            Treasury Services                                       NA                  622
 CREDIT SUISSE FIRST BOSTON                      Consulting Services                                     NA                  611
 AUXIS INC                                       Consulting Services                                     NA                  585
 GTE COMMUNICATIONS                              Communications Services                                 NA                  559
 NCO FINANCIAL SYSTEM INC                        Collection Services                                     NA                  492
 FUTURTECH CONSULTING INC                        Computer Consulting Services                            NA                  453
 BROOKS COURIER SERVICE INC                      Courier Services                                        NA                  429
 THE BLACKSTONE GROUP LP                         Financial Consulting Services                           NA                  426
 BAIN & COMPANY INC                              Financial Consulting Services                           NA                  422
 ORACLE CORPORATION                              Computer Consulting Services                            NA                  419
 COMDISCO DISASTER RECOVERY                      Disaster Recovery Services                              NA                  405
 GARY GASPER                                     HR Staffing Services                                    NA                  391
 TOWERS PERRIN                                   Actuarial Services                                      NA                  381
 OXFORD GLOBAL RESOURCESINC                      Consulting Services                                     NA                  361
 GENESIS MICRO SOLUTIONSINC                      Consulting Services                                     NA                  351
 BELL & HOWELL ACCEPTANCE CORP                   Consulting Services                                     NA                  334
 THE SIEGFRIED GROUP LLP                         Financial Consulting Services                           NA                  333
 FOUR STAR ASSOC INC                             Consulting Services                                     NA                  331
 PBS CONSULTING, INC.                            Consulting Services                                     NA                  319
 PROTECTION TECHNOLOGY, INC.                     Computer Consulting Services                            NA                  317
 TR SYSTEMS INC                                  Consulting Services                                     NA                  284
 CAB TECHNOLOGIES INC                            Consulting Services                                     NA                  266
 INFO SYSTEMS INC                                Computer Consulting Services                            NA                  245
 INTERNATIONAL THOUGHT LEADERSHIP CN             Consulting Services                                     NA                  242
 LOGICAL BUSINESS SOLUTIONS                      Consulting Services                                     NA                  239
 AIRBORNE EXPRESS                                Courier Services                                        NA                  219
 COMPUTER PEOPLE INC                             Computer Consulting Services                            NA                  204
 AJILON                                          Computer Consulting Services                            NA                  183
 WEFA INC                                        Consulting Services                                     NA                  177
 RELIABLE TELCOM INC                             Communications Services                                 NA                  175
 TRANSACTION INFORMATION SYSTEMS INC             Computer Consulting Services                            NA                  170
 RR DONNELLEY RECEIVABLES                        Financial Printing Services                             NA                  169
 MENTOR CONSULTANTS                              Consulting Services                                     NA                  168
 RPM SYSTEMS                                     Consulting Services                                     NA                  167
 KEANE INC                                       Computer Consulting Services                            NA                  165
 ARTHUR ANDERSON LLP                             Financial Consulting Services                           NA                  160
 MAY & SPEH INC                                  Consulting Services                                     NA                  158
 I-CORE                                          Consulting Services                                     NA                  157
 COMPUTER TASK GROUP                             Computer Consulting Services                            NA                  156
 FOSTER CHAMBERLAIN                              Consulting Services                                     NA                  152

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (Continued)

                                                                                                   Relationship
                                                                                                   "A"=Associate
From Whom Purchased                                       Description                            "NA"=Nonassociate        Amount
 OUTSOURCING PARTNERSHIP                         Consulting Services                                    NA                   146
 RJL PARTNERS INC                                Consulting Services                                    NA                   146
 MODERN PRESS INC                                Consulting Services                                    NA                   130
 COMPUTER AID, INC.                              Recruiting Services                                    NA                   116
 SALESLOGIX                                      Consulting Services                                    NA                   126
 FOSTER WHEELER USA CORP                         Consulting Services                                    NA                   125
 WATSON WYATT & COMPANY                          Human Resources, Comp & Benefits                       NA                   120
 HEIDRICK & STRUGGLES INC                        Consulting Services                                    NA                   118
 MBS/MULTIMODE INC                               Collection Services                                    NA                   118
 THOMAS KEENAN                                   Consulting Services                                    NA                   117
 COMPUTER AID, INC.                              Computer Services                                      NA                   116
 ADP INVESTOR COMMUNICATION SERVICES             Consulting Services                                    NA                   115
 NEW YORK STOCK EXCHANGE                         Financial Services                                     NA                   104
 THE GELFOND GROUP                               Consulting Services                                    NA                   102
 MISCELLANEOUS                                                                                          NA                 2,810
                                                                                                                         -------
 (193 ITEMS LESS THAN $100,000)
                     TOTAL                                                                                               $35,004
                                                                                                                         -------
 GRAND TOTAL                                                                                                             $65,985
                                                                                                                         =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                 EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

       Description                                                    Amount

    Pension                                                            $ 4,295

    Medical                                                              7,238

    OPEB expenses                                                        2,496

    Life insurance                                                       1,025

    Dental                                                                 847

    Vision                                                                 137

    Savings & Thrift                                                     1,750

    Payroll tax expenses                                                 6,629

    Education Plan                                                         126

    Long-Term Disability                                                   179

    Employee Association                                                    70

    Workman's Compensation Insurance                                       961

    Wellness                                                                51

    Administration Fees                                                     96

    Employee deductions                                                   (811)

    Other                                                                1,720
                                                                       -------

                  TOTAL                                                $26,809
                                                                       =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                 GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1

INSTRUCTIONS: Provide a listing of the amount included in Account 930.1,
              "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

                 Description                  Name of Payee         Amount

  Yellow Pages Advertising              Bell Atlantic               $  128
  Newspaper Advertising                 Alstin Advertising               4
  Miscellaneous                                                         13
                                                                    ------

  TOTAL                                                             $  145
                                                                    ======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2

INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
              "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
              Section 321(b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. Section 441 (b)
              (2)) shall be separately classified.

          Description                                          Amount

     Material expenses                                         $2,201
     Computer systems expense                                   2,103
     IT Phone expenses                                          1,417
     Collection Agency fees                                     1,090
     Internal consulting                                          731
     Utilities expense                                            455
     Sponsorships/Associations                                    436
     Software maintenance                                         259
     Training expenses                                            164
     Relocation costs                                              99
     Recruiting                                                    90
     Employee physicals                                            34
     Employee background checks                                    30
     Logo items                                                    23
     Legal fees                                                    13
     Other Miscellaneous expenses                                 790
                                                               ------
                                                               $9,935
                                                               ======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                              RENTS - ACCOUNT 931

INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the definition of the Uniform System of Accounts.


          Type of Property                                        Amount

    Office Rents                                                $  11,197

    Office Equipment - Computer                                    16,520

    Vehicle Leases                                                    137

    Miscellaneous Rents                                               333
                                                                ---------
    TOTAL                                                       $  28,187
                                                                =========

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                  TAXES OTHER THAN INCOME TAXES - ACCOUNT 408

INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other Than Income
              Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.


                    Kind of Tax                                      Amount

     (1)  Other Than U.S. Government Taxes

          City of Wilmington                                         $    24

          State of Delaware                                                1

          Property Taxes                                                 173

          Other Miscellaneous Taxes                                        4
                                                                     -------

                         SUBTOTAL                                    $   202

     (2)  U.S. Government Taxes                                      $     -

                         SUBTOTAL                                    $     -

                                                                     -------
                         TOTAL                                       $   202
                                                                     =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                           DONATIONS - ACCOUNT 426.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


                      Name of Recipient                                 Purpose of Donation                       Amount
  United Way                                                         Community Welfare                            $    254
  Good Neighbor Energy Fund                                          Shareholder Fund Distribution                      64
  Prosperity New Jersey                                              Community Welfare                                  50
  Local Initiative Support Corp                                      Community Welfare                                  27
  Delaware Public Policy                                             Community Welfare                                  25
  Shore Memorial Hospital                                            Community Welfare                                  25
  The Nature Conservation                                            Land protection efforts                            21
  New Jersey Shares                                                  Community Welfare                                  19
  University of Delaware                                             Scholarship Funds                                  19
  American Heart Association                                         Community Welfare                                  18
  Business/Public Education Council                                  Community Welfare                                  15
  Delaware Arts Stabilization                                        Community Welfare                                  15
  Delaware State Chamber of Commerce                                 Community Welfare                                  14
  Jewish Community Center of Atlantic City                           Community Welfare                                  13
  Cecil Community College                                            Community Welfare                                  12
  Community Service Building Corp                                    Grant                                              10
  Delaware Community Foundation                                      Educational Fund                                   10
  Salisbury State University                                         Educational Fund                                   10
  YMCA                                                               Building Campaign                                  10
  Bob Baker Memorial Fund                                            Memorial Fund                                       8
  Urban Youth Golf Program-Atlantic City                             Community Welfare                                   8
  Utility Business Education                                         Annual Support                                      8
  City of Wilmington                                                 Community Welfare                                   7
  Junior Achievement of DE                                           Community Welfare                                   7
  March of Dimes                                                     Community Welfare                                   6
  West End Neighborhood House                                        Community Welfare                                   6
  Delaware College of Art & Design                                   Capital Improvements                                6
  Hispanic Alliance                                                  Community Welfare                                   6
  Junior Achievement of South Jersey                                 Community Welfare                                   6
  Boys and Girls Club                                                Community Welfare                                   5
  Delaware Center for the Arts                                       Community Welfare                                   5
  Pennsylvania Congress of Parents                                   Community Welfare                                   5
  Rutgers University                                                 Educational Fund                                    5
  Slam Dunk to the Beach                                             Community Welfare                                   5
  Sussex Pregnancy Care Center                                       Community Welfare                                   8
  The Arc of Delaware                                                Grant                                               5
  Waterfront Arts                                                    Community Welfare                                   5
  West Jersey Health and Hospital                                    Community Welfare                                   5
  Swingin with a Star                                                Charity Golf Tournament                             5

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                           DONATIONS - ACCOUNT 426.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


           Name of Recipient                       Purpose of Donation                Amount
  Meals on Wheels Delaware                        Community Welfare                       $4
  Goldey Beacum College                           Educational Fund                         4
  Reading is Fundamental                          Community Welfare                        4
  Delaware Technical and Community College        Educational Fund                         4
  Rowan College Foundation                        Educational Fund                         4
  William P Frank Scholarship Fund                Scholarship Fund                         4
  Wilmington Music School                         Educational Fund                         3
  Wor-Wic Community College                       Endowment Fund                           3
  Cohanzick Zoological Society                    Community Welfare                        3
  Delaware State University                       Scholarship                              3
  Jersey Shore Council, BSA                       Community Welfare                        3
  New Jersey Council on the Arts                  Community Welfare                        3
  Public Allies Delaware                          Community Welfare                        3
  Society of Women Engineers                      Community Welfare                        3
  Other Miscellaneous Donations                                                          401
                                                                                     -------
  TOTAL                                                                              $ 1,201
                                                                                     =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                       OTHER DEDUCTIONS - ACCOUNT 426.5

INSTRUCTIONS: Provide a listing of the amount included in Account 426.5, "Other
              Deductions", classifying such expenses according to their nature.


     Description                Name of Payee             Amount

                                                         $     -




    TOTAL                                                $     -
                                                         =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

                 SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME

INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

         See Notes to Financial Statements, Schedule XIV, pages 19-20

                       CONECTIV RESOURCE PARTNERS, INC.

                              Organization Chart


                              Howard E. Cosgrove
                                Chairman & CEO

                            John C. van Roden, Jr.
                          Senior Vice President & CFO

                               Barbara S. Graham
                             Senior Vice President

                                Thomas S. Shaw
                           Executive Vice President

                                Barry R. Elson
                           Executive Vice President

                               Robert L. Aveyard
                                Vice President

                                  David Blake
                                Vice President

                                Donald E. Cain
                                Vice President

                                 John W. Land
                                Vice President

                                Lonnie C. Scott
                                Vice President

                               Phillip S. Reese
                          Vice President & Treasurer

                               Moira K. Donoghue
                                   Secretary

                              Diana C. DeAngelis
                              Assistant Secretary

                              Elizabeth M. Miller
                              Assistant Secretary

                                James P. Lavin
                                  Controller

                        CONECTIV RESOURCE PARTNERS, INC

                         Current Methods of Allocation

Described below are the methods used to allocate costs of the Service Company to Client Companies which cannot practicably be direct charged.

     Service Department
       or Function                                Basis of Allocation *
       -----------                                ---------------------

 Executive Management                             Blended ratio

 Procurement & Supply Chain                       Material stock expense ratio

 Vehicle Resource Management                      Vehicle $ ratio

 Facilities Services                              Square footage ratio for
                                                   office space and non-
                                                   office space

 Document Services                                Employee ratio

 Real Estate                                      Real estate investment ratio

 Security                                         Labor $ ratio

 Insurance Administration                         Blended ratio

 Claims Administration                            Historical claims ratio

 Regulatory Affairs                               Utility cost ratio

 Shared Services Administration                   Blended ratio

 Property insurance and miscellaneous
   insurance coverage                             Asset cost ratio

 General liability insurance                      Labor $ ratio

 Directors and Officers insurance                 Asset cost ratio

 Cost of Benefits                                 Employee ratio

* Definitions of ratios follows Methods of Allocation pages

                        CONECTIV RESOURCE PARTNERS, INC

      Service Department
        or Function                               Basis of Allocation
        -----------                               -------------------

 Compensation and Benefits Services               Employee ratio

 Personnel, Employment and Staffing               Employee ratio

 Employee/Labor Relations                         Employee ratio

 Training and Management Development              Employee ratio

 Performance Improvement                          Employee ratio

 Organizational Development                       Employee ratio

 Legal Services                                   Actual legal direct labor
                                                   charges of prior year

 Audit Services                                   O&M ratio

 Management of Customer Care                      Number of customers ratio

 Special Billing                                  Number of special bills ratio

 Corporate Marketing                              O&M ratio

 Voice Service                                    Telephone ratio

 Data Management                                  Storage ratio

 Operations Management                            CPU time ratio

 Applications Support                             End user ratio

 Desktop/Network Support                          End user ratio

 IS General Management and Administration         Blended ratio

                        CONECTIV RESOURCE PARTNERS, INC

       Service Department
         or Function                            Basis of Allocation
         -----------                            -------------------

 Governmental Affairs                           O&M ratio

 Communications                                 Employee ratio

 General Corporate Advertising/Branding         O&M ratio

 Environmental & Safety                         Blended ratio

 Delivery Services                              T&D O&M ratio

 System Operations Services                     Kwh Output ratio

 Maintenance Services                           Kwh Output ratio

 Other Delivery Services                        T&D O&M ratio

 Energy Supply Management
 and Administration                             Kwh generated ratio

 Merchant Functions                             Merchant cost ratio

 Supply Engineering and Support                 Kwh generated ratio

 Enterprise Business Group Information          Actual Direct labor charges of
 Technology Services                             group

 Enterprise Business Group Financial            Number of financial analysts
 Analysis Services                               ratio

 Enterprise Business Group Call Center          Number of call center
                                                 representatives ratio

 Accounts Payable Accounting Services           Number of checks issued ratio

 Payroll Accounting Services                    Number of employees paid ratio

 Asset & Project Accounting Services            Asset system cost ratio

 All Other Financial Services                   O&M ratio

           Definition of Service Company Current Allocation Methods


Ratio Title                   Ratio Description
-----------                   -----------------

Employee Ratio                A ratio the numerator of which is the number of
                              employees of a Client Company, the denominator of which is the number of employees in all Client
                              Companies using the service. This ratio will be calculated quarterly.

Square Footage Ratio

 office space                 A ratio the numerator of which is the number of
                              square feet of office space occupied by a Client
                              Company, the denominator of which is the total number of square feet of office space occupied by all Client Companies using the service.

 non-office space             A ratio the numerator of which is the number of
                              square feet of non-office space occupied by a Client Company, the denominator of which is the total number of square feet of non-office space occupied by all Client Companies using the service.

Telephone Ratio               A ratio the numerator of which is the number of
                              telephones used by a Client Company, the denominator of which is the number of telephones used by all Client Companies using the service.

CPU Time Ratio                A ratio the numerator of which is the number of
                              hours of CPU time used for a particular system application, the denominator of which is the total number of CPU hours used by all companies. Costs are allocated to Orders based on this ratio. That cost is then either included in the cost of other
                              Service Company services or directly routed to the appropriate Client Company.

End User Ratio                A ratio the numerator of which is the number of
                              users of computer systems within a Client Company, the denominator of which is the total number of users of computer systems within all Client
                              Companies using the service.

Labor $ Ratio                 A ratio the numerator of which is the amount of
                              labor $ of a Client Company, the denominator of which is total labor $ for all Client Companies using the service. This ratio will be calculated monthly.

Historical Claims Ratio       A ratio the numerator of which is the total claims
                              expense of a Client Company, the denominator of which is the total claims expense for all Client
                              Companies using the service.

Asset Cost Ratio              A ratio the numerator of which is the total cost
                              of assets in a Client Company, the denominator of which is the total costs of assets for all Client
                              Companies using the service. Assets are limited to plant, property and investments.

O&M Ratio                     A ratio the numerator of which is the total direct
                              (i.e., excludes charges allocated by the Service
                              Company) operations and maintenance expense, excluding depreciation and fuel costs, of a Client
                              Company, the denominator of which is total direct operations and maintenance expense, excluding depreciation and fuel costs, of all Client
                              Companies using the service.

Revenue A ratio the numerator of which is the total revenues of a Client Company, the denominator of which is the total number of customers for all the Client Companies using the service.

Number of Customers Ratio     A ratio the numerator of which is number of
                              customers served by a Client Company, the denominator of which is the total number of customers for all Client Companies using the service.

Number of Utility Customers   A ratio the numerator of which is number of
Ratio                         utility customers served by a Client Company, the
                              denominator of which is the total number of utility customers for all Client Companies using the service.

Nuclear Installed             A ratio the numerator of which is the nuclear
Capacity Ratio                facility installed capacity of a Client Company,
                              the denominator of which is the total nuclear facility installed capacity of all Client
                              Companies using the service.

 Materials Stock              A ratio the numerator of which is the materials
Expense Ratio                 stock expense of a Client Company, the denominator
                              of which is the total materials stock expense of all Client Companies using the service.

Real Estate Investment        A ratio the numerator of which is the cost of real
                              estate leases and land and buildings owned by a Client Company, the denominator of which is the total cost of real estate leases and land and buildings for all Client Companies using the service.

Number of Special Bills       A ratio the numerator of which is the number of
Ratio                         special bills issued for a Client Company, the
                              denominator of which is the total number of special bills issued for all Client Companies.

Utility Asset Cost Ratio      A ratio the numerator of which is the total cost
                              of utility assets in a Client Company, the denominator of which is the total costs of utility assets for all Client Companies using the service.

T&D O&M Ratio                 A ratio the numerator of which is the total direct
                              (i.e., excludes charges allocated by the Service
                              Company), operations and maintenance expense, excluding depreciation and fuel costs, of a Transmission and Distribution Client Company, the denominator of which is total direct operations and maintenance expense, excluding depreciation and fuel costs, of all Transmission and Distribution Client Companies.

Kwh Generated Ratio           A ratio the numerator of which is the number of
                              kilowatt hours generated by a Client Company, the denominator of which is the total number of kilowatt hours generated by all Client Companies using the service.

Kwh Output Ratio              A ratio the numerator of which is the number of
                              kilowatt hours purchased and generated by a Client
                              Company, the denominator of which is the total number of kilowatt hours purchased and generated by all Client Companies using the service.

Merchant Cost Ratio           A ratio the numerator of which is the dollar
                              amount of direct charges of the merchant function to a specific Client Company, the denominator of which is the total dollar amount of direct charges of the merchant function to all Client Companies using the service.

Vehicle $ Ratio               A ratio the numerator of which is the dollar
                              amount of vehicle charges in a specific Client
                              Company, the denominator of which is the total amount of vehicle charges in all Client Companies using the services.

Blended Ratio                 A composite ratio which is comprised of an average
                              of the Employee Ratio, the Labor $ Ratio, and the Asset Cost Ratio, for all Client Companies using the service.

Number of Checks Issued       A ratio the numerator of which is the number of
Ratio                         checks issued for a Client Company, the
                              denominator of which is the total number of checks issued for all Client Companies using the service.

Number of Employees Paid      A ratio the numerator of which is the number of
Ratio                         employees paid for a Client Company, the
                              denominator of which is the total number of employees paid for all Client Companies using the service.

Asset System Cost Ratio       A ratio the numerator of which is the total cost
                              of assets for a Client Company on the asset & project system, the denominator of which is the total cost of assets for all Client Companies using the service on the asset & project system.

Data Storage Ratio            A ratio the numerator of which is the gigabytes of
                              data storage space used for a particular system application, the denominator of which is the total gigabytes of data storage space used for all system applications. Costs are allocated to Orders or Cost Centers based on this ratio. That cost is then either included in the cost of other Service
                              Company services or directly routed to the appropriate Client Company.

Number of Call Center         A ratio the numerator of which is the number of
Representatives               dedicated call center representatives for a Client
                              Company, the denominator of which is the total number of dedicated call center representatives for all Client Companies using the service.

Number of Financial           A ratio the numerator of which is the number of
Analysts Ratio                dedicated financial analysts for a Client Company,
                              the denominator of which is the total number of financial analysts for all Client Companies using the service.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1999
                                (In Thousands)

          ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                                                      Allocation       Total
                                                      of Indirect    Allocation
 Company                                  Percent      Interest *    of Interest

 Delmarva Power & Light Company             54.9%       $2,080          $2,080
 Atlantic City Electric Company             34.9%        1,322           1,322
 Delmarva Capital Investments                0.1%            2               2
 Conectiv Energy Supply, Inc.                  -             -               -
 DCTC-Burney, Inc.                             -             -               -
 Petron Oil                                    -             -               -
 Conectiv Operating Services Co.               -             -               -
 Delmarva Services Company                   0.1%            4               4
 Conectiv Services, Inc.                     1.3%           48              48
 Power Consulting Group, Inc.                  -             -               -
 Conectiv Energy, Inc.                         -             -               -
 Conectiv Solutions LLC                      1.8%           68              68
 Conectiv Communications, Inc.               5.8%          221             221
 Atlantic Southern Properties                0.1%            4               4
 Atlantic Generation, Inc.                     -             -               -
 ATE Investment, Inc.                          -             -               -
 King Street Assurance LTD                     -             -               -
 Enerval, LLC                                  -             -               -
 Thermal Energy Limited Partnership            -             -               -
 Atlantic Jersey Thermal Systems Inc.          -             -               -
 Conectiv Thermal Systems                    1.0%           39              39
 Conectiv Holding Company, Inc.                -             -               -
                                          ------        ------          ------

 TOTAL                                     100.0%       $3,788          $3,788
                                          ======        ======          ======


 * Reflects average BLENDED rate for the year.

               ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC



                               SIGNATURE CLAUSE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.









                                         Conectiv Resource Partners, Inc.
                                         --------------------------------------
                                            (Name of Reporting Company)


                                         By: /s/ James P. Lavin
                                         --------------------------------------
                                             (Signature of Signing Officer)


                                         James P. Lavin, Controller
                                         --------------------------------------
                                           (Printed Name and Title of Signing
                                             Officer)






Date:  April 28, 2000